NETSTREIT ANNOUNCES DANIEL DONLAN AS CHIEF FINANCIAL OFFICER

Dallas, TX – April 3, 2023 – NETSTREIT Corp. (NYSE: NTST) (the “Company”), today announced the appointment of Daniel P. Donlan as its new Chief Financial Officer and Treasurer (“CFO”) effective April 10, 2023. Mr. Donlan will be based at the Company’s headquarters in Dallas, TX.

“We are pleased to welcome Dan to the NETSTREIT team,” said Mark Manheimer, Chief Executive Officer of NETSTREIT. “Dan’s extensive capital markets, investor relations, and net lease industry experience will be invaluable as we continue to opportunistically raise growth capital and source high quality investments to produce strong risk adjusted returns. I would also like to thank Lori Wittman for stepping in as Interim Chief Financial Officer while we conducted this search. Her tireless dedication to our shareholders is greatly admired and appreciated.”

As CFO, Mr. Donlan will be responsible for all corporate finance, accounting, treasury, capital markets, and investor relations functions as well as human resources and information technology activities for the Company.

Mr. Donlan is joining NETSTREIT from his current role as Senior Vice President, Head of Capital Markets at Essential Properties Realty Trust, Inc. (NYSE: EPRT). In this role, Mr. Donlan led the company’s corporate finance, capital raising, and investor relations efforts. Prior to joining Essential Properties, Mr. Donlan was a Managing Director at Ladenburg Thalmann & Co. where he served as the company’s lead REIT research analyst. Prior to that, Mr. Donlan held various REIT research roles at Janney Capital Markets and BB&T Capital Markets. Mr. Donlan graduated from the University of Notre Dame with a B.B.A. in Finance.

About NETSTREIT

NETSTREIT is an internally managed real estate investment trust (REIT) based in Dallas, Texas that specializes in acquiring single-tenant net lease retail properties nationwide. The growing portfolio consists of high-quality properties leased to e-commerce resistant tenants with healthy balance sheets. Led by a management team of seasoned commercial real estate executives, NETSTREIT’s strategy is to create the highest quality net lease retail portfolio in the country with the goal of generating consistent cash flows and dividends for its investors.

Investor Relations
ir@netstreit.com
972-597-4825

2